Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
2011 SALES AND EARNINGS AND THE 2012 DIVIDEND

           Eau Claire, Wisconsin (February 17, 2012) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2011 sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In commenting on the results, Maryjo Cohen, President, stated, “The Absorbent Products segment enjoyed an increase in revenues of 21.1% over the prior year, due in large part to its successful implementation of its customer diversification program.  That increase offset in part the 16.9% volume decline at the Housewares/Small Appliance segment and the 15.9% decline at the Defense segment.  Reduced volume at the Housewares/Small Appliance segment was largely attributed to the growing retail trend of purchasing private label products, coupled with a phenomenon known as the “just in time” or “JIT” consumer.  Economic difficulties have ended the past habits of consumers of buying goods in advance of use.  Pantries and gift closets that were once filled with backup food and goods purchased in anticipation of needs are now largely empty.  Consumers make purchases only when they are required.  That change in buying practice caused retailers to adjust their purchases to reflect what appeared to be a reduction in overall demand.  The adjustment became a self-fulfilling prophecy during the 2011 Christmas season. Retailers kept inventories during the season at ultra low levels.  Often, when the consumer was ready to purchase, the shelf was empty.  In contrast, the Defense segment’s decline was primarily one of shipment timing, which has deferred sales to a later date. Operating profits at all three segments declined from 2010 levels with the majority of the declines at the Housewares/Small Appliance (39.3%) and Defense segments (10.4%) due to the declines in volume referenced above.  In the case of the Defense segment, realized efficiencies offset a portion of the margin loss from that decline.  As in 2010, the rise in commodity costs and the reduction in the value of the dollar had a negative effect on Housewares/Small Appliance and Absorbent Product bottom line results.  The Absorbent Products segment profitability, which was down 72.5%, was also unfavorably impacted by inefficiencies stemming from the installation and startup of new production equipment, a fire on one of its machines during the first quarter, and the absence of events of a non-recurring nature that had contributed significantly to prior year earnings.  Portfolio earnings were down as well from the prior year, reflecting the continuation of the ultra low Federal Reserve Board’s federal funds target rate which remained at 0.0% to 0.25%.”

In looking ahead to 2012, Ms. Cohen commented, “Many of the issues that the Company faced in 2011 will in all probability continue in 2012, in particular, those that stem from a weak economy.  The fiscal and monetary policies of the current administration certainly provide little cause for optimism, and commodity costs are expected to increase significantly once again in the second half of the year.  On a more positive note, the Housewares/Small Appliance segment will be introducing exclusive products under the Presto® label, which should reduce  some portion of the impact of the private label trend during the latter part of the year.  Additional business from the Absorbent Product segment’s customer diversification program should offset most of the expected decline of a major customer that has started its own absorbent product facility. Shipment of products from its new and revised underwear machines is expected to provide positive contributions to margins.  The Defense segment’s backlog is sizable. Its volume thus would appear largely assured for 2012.  Its customer does, however, retain the right to cancel or modify orders.  The Company is fortunate to have a cadre of talented, dedicated, and experienced personnel and a strong balance sheet.  With its people and financial strength, it is in a position both to seize opportunities and weather what storms may come.”

The Board of Directors of National Presto Industries, Inc. also announced the 2012 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $5.00.  The 2012 dividend is the most recent in an unbroken history of sixty-eight years.  The record date will be March 2, 2012, and the payment date, March 15, 2012.  In addition, the Board confirmed May 15, 2012, as the date of the Company’s 2012 annual meeting of shareholders.

National Presto Industries, Inc. operates in three business segments.  The Housewares/ Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is widely recognized as an innovator of new products. The Defense segment manufactures in the U.S.A. a variety of products, including medium caliber training and tactical ammunition, demolition devices, fuzes, cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment is primarily engaged in the manufacture of private label and PRESTO® branded adult incontinence products in the U.S.A.

	Year Ended December 31
	2011	2010
Net Sales	$431,021,000	$479,000,000
Net Earnings	$47,968,000	$63,531,000
Net Earnings Per Share	$6.98	$9.26
Weighted Shares Outstanding	6,875,000	6,864,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.